Exhibit 3.65

CERTIFICATE OF FORMATION

OF

RACCOON ACQUISITION I, LLC

1.             The name of the limited liability company is Raccoon Acquisition I, LLC.

2.             The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Raccoon Acquisition Corp. I  LLC on this 8th day of August, 2002.

RACCOON ACQUISITION l, LLC

By:	/s/ Eric Bock
Name: Eric Bock
Title: Authorized Person